Exhibit 10.5

AMC Entertainment Holdings, Inc.

Non-Employee Director Compensation Program

Amended & Restated July 29, 2021

Effective January 1, 2022 (Unless Otherwise Specified)

Each member of the Board of Directors (the “Board”) of AMC Entertainment Holdings, Inc. (the “Company”), including directors that are not independent under the rules and regulations of the New York Stock Exchange and Securities and Exchange Commission but excluding those directors that are employed by the Company or its affiliates (the “Non-Employee Directors”), will receive the following annual compensation:

●	an annual cash retainer of $150,000;
●	an annual stock award with a value of $105,000;
●	an annual cash retainer of $50,000 for service as the Lead Independent Director (effective immediately); and
●	an annual cash retainer for service as the chairperson or a member of each of the Company’s Committees as set forth below:
Committee	Chairperson	Member
Audit	$35,000	$17,500
Compensation	$25,000	$15,000
Nominating & Corporate Governance	$20,000	$10,000

Stock awards will be made pursuant to the Company’s 2013 Equity Incentive Plan and issued on the same date annual grants are made to members of the Company’s senior management team.  Non-Employee Directors may elect to receive all or a portion of their annual cash retainers in stock.  The number of shares to be awarded will be determined by dividing the award value by the average closing price of the stock for the five trading days prior to the date of the stock award.  Stock awards must be retained until the earlier to occur of (i) the first anniversary of the date of grant or (ii) the departure of the Non-Employee Director from the Board.

Cash retainers will be paid in four equal installments at the beginning of each calendar quarter.

All annual cash retainers and stock awards will be prorated for partial years of service.

Additionally, the Company shall reimburse all Directors for their reasonable out-of-pocket travel and related expenses incurred in connection with their service on the Board.